EXHIBIT 16.1

March 31, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Cogentix Medical, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Cogentix Medical, Inc. dated March 31, 2014. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ EisnerAmper LLP

EisnerAmper LLP